Exhibit 10.2

CONSULTING AGREEMENT

THIS AGREEMENT is made and entered into effective as of the 4 day of March 2020, by and between Pablo Gonzalez., (“Consultant”), and GBT TOKENIZE Corp., a Nevada corporation (the “Company”).

R E C I T A L S:

A.       The Company is a closely-held corporation that was a formed or will be formed as a special purpose entity and as vehicle for the joint venture as stated in the Joint Venture Agreement between the TOKENIZE LLC (“TOKENIZE”) and GBT Technologies Inc. (“GBT”).

B.       The Company’s principal purposes are: (1) identifying, investigating, investing in, and creating business with technology opportunities and organizations; (2) obtain additional financing and/or become publicly owned through the sale of shares to the public and/or obtain financing through private placement offering(s); and (3) activities incidental thereto (collectively “Company Purposes”).

C.       Consultant is a highly experienced entrepreneur, technologist, consultant, business strategist, and has senior-level experience in privately and publicly held companies, and is well connected within the technology industry in Europe and the United States. Consultant is experienced in the financing field and familiar with the steps necessary to assist a closely-held business in becoming a publicly held company and/or obtain financing through private placement offering(s).

D.       The Company is willing to engage Consultant to perform consulting services for its benefit and is willing to pay Consultant a reasonable fee for those services.

E.       The parties hereto desire to enter into this Consulting Agreement upon the terms and conditions hereinafter set forth.

A G R E E M E N T S:

1.                  CONSULTING SERVICES. Consultant agrees to provide consulting services to the Company relating to the Company Purposes including, but not limited to, the following:

a.	Assisting the Company in developing its investment image;
b.	Interviewing and selecting investment bankers;
c.	Meeting with investment bankers, security analysts, portfolio managers, stockbrokers, and traders;
d.	Assisting in determining the appropriate pricing for an initial public offering and/or private placement offering(s);
e.	Being available for investor and due diligence meetings;
f.	Working with attorneys and investment bankers on registration statement as needed;
g.	Advising in connection with development of technology opportunities to be invested in by Company;
h.	Advising in connection with all products and services business development, including but not limited to, planning, budgeting, revenue projections, marketing and sales, and contract administration; and
i.	Advising in connection with other investments Company may pursue, including all stages involved.

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2.                  CONSULTING FEE. In consideration of Consultant’s performance of the services referred to in Paragraph 1 for the term hereof, the Company agrees to pay to Consultant a consulting fee in an amount equal to $33,333.33 per month, payable in GBT shares of common stock. The number of GBT shares of common stock shall be paid on a quarterly basis at the beginning of each quarter, prorated for partial quarters, and be determined by dividing $100,000 by GBT’s 10 day VWAP.

3.                  TERM. The term of this Agreement shall commence on the date hereof and continue for two (2) years, ending on March 3, 2022. Notwithstanding anything else to the contrary herein, since this Consulting Agreement is part of the Joint Venture Agreement; a termination of this Consulting Agreement shall only be done in compliance and conformity with the Joint Venture Agreement, Company Article of Incorporation and Bylaws, Company policy, and the Transaction Documents.

4.                  CONFIDENTIAL INFORMATION. It is expressly understood and agreed that all trade secrets and proprietary know-how of the Company are confidential and are the sole property of the Company. Consultant shall have no right to possession of such trade secrets and know-how other than in the discharge of its duties hereunder.

5.                  LIABILITY OF CONSULTANT. In the course of carrying out its duties as obligated under this Consulting Agreement, Consultant shall be liable only for willful misconduct, but in all other respects, shall not be liable to the Company for any mistake of judgment. If the Consultant becomes liable or responsible for the payment of any debt, encumbrance, liability or judgment arising out of or resulting from Consultant’s performance under this Agreement, and the payment of such debt, encumbrance, liability or a judgment did not arise through the willful misconduct of Consultant, the Company shall indemnify Consultant for any and all such expense.

6.                  INDEPENDENT CONTRACTOR STATUS. Consultant is providing services to the Company only for the purposes and to the extent set forth in this Consulting Agreement and the Joint Venture Agreement, and Consultant’s relation to the Company shall at all times during the term of this Consulting Agreement be that of an independent contractor. In connection with the Consultant Agreement and the Consulting Fee, Consultant shall not be considered as having employee status or as being entitled to participate in any plans, arrangements, or distributions by the Company pertaining to or in connection with any pension plan, stock plan, bonus plan, profit sharing plan or similar plan or benefit for the Company’s employees.

7.                  COST AND EXPENSES. The Company shall reimburse Consultant for reasonable out-of-pocket costs and expenses incurred by Consultant in connection with the performance of its duties as described herein.

8.                  NOTICES. Any notices, statements, payments or other communications by the parties hereto to the other party shall be directed to the address set forth below:

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If to the Company:                            GBT TOKENIZE Corp.

Attention:

2500 Broadway, Suite F-125

Santa Monica, CA 90404 USA

Telephone: (424) 238-4589

If to Consultant:                                 Attention: Pablo Gonzalez, Founder

Condominio Montaña Luna, casa 14, piedades, Santa Ana, Costa Rica

Telephone: (506) 7209-9713

9.                  ASSIGNMENTS. Neither party shall assign this Agreement or any portion of the rights without the prior written consent of the other party hereto.

10.              BINDING EFFECT. This Agreement, and its terms and provisions, shall be binding upon, and inure to, the benefit of the parties, their successors, administrators, executors and assigns, except as otherwise provided herein.

11.              COMPLETE AGREEMENT. This Agreement sets forth all of the covenants, agreements, conditions and understandings between the parties hereto, and except for the Joint Venture Agreement between TOKENIZE and GBT and the terms thereunder, there are no covenants, promises, agreements, conditions or understandings, either oral or written, between them other than as set forth herein, and those agreements which are executed contemporaneously herewith. This Agreement cannot be modified or changed except by a written instrument executed by all the parties hereto.

12.              CONSTRUCTION. This Agreement shall be construed in accordance with and be governed by the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have set their hands the day and year first above written.

“COMPANY”:

GBT TOKENIZE INC.

Dated: March 6, 2020                                                        By/s/ Mansour Khatib
Mansour Khatib

Its: CMO

“CONSULTANT”

Dated: March 6, 2020                                                       By /s/ Pablo Gonzalez

Pablo Gonzalez

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